FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Q3 2018 Results

Maintains Path to Record Full-Year Performance

Third Quarter 2018 Highlights

•	Revenues reached $188.4 million for the third quarter 2018 and a record $657.7 million for the nine months ended September 30, 2018, representing 12% growth over the prior year period
•	Operating income was $18.1 million. Adjusted OIBDA[1] of $35.8 million exceeded the Company’s guidance
•	Through the first nine months of 2018, digital engagement increased with video views up 61% to 22.9 billion and hours consumed up 81% to 842 million across digital and social media platforms[2]

2018 Business Outlook

•	Full year 2018 Adjusted OIBDA is expected to range from $160 million to $170 million, which would be consistent with the Company’s previous guidance[3]
•

WWE has operated in the Middle East for nearly 20 years and has developed a sizable and dedicated fan base. Considering the heinous crime committed at the Saudi consulate in Istanbul, the Company faced a very difficult decision as it relates to its event scheduled for November 2 in Riyadh. Similar to other U.S.-based companies who plan to continue operations in Saudi Arabia, the Company has decided to uphold its contractual obligations to the General Sports Authority and stage the event. Full year 2018 guidance is predicated on the staging of the Riyadh event as scheduled[4]

STAMFORD, Conn., October 25,  2018 - WWE (NYSE: WWE) today announced financial results for its third quarter ended September 30, 2018.

“During the quarter, we remained keenly focused on deepening engagement with our global fan base by delivering compelling original content across media platforms,” said Vince McMahon, WWE Chairman and Chief Executive Officer. “We believe that deepening engagement will enable us to take advantage of favorable global industry trends and drive long-term growth.”

George Barrios, Co-President, added “We continue to effectively execute our strategy and achieved Adjusted OIBDA that surpassed our public guidance. Our performance maintains our path to achieve record revenue, record Adjusted OIBDA and record subscribers for the full year 2018.”

Third-Quarter Consolidated Results

Revenues of $188.4 million increased slightly from the third quarter 2017, as the increased monetization of content as reflected in the Media segment was nearly offset by lower ticket sales at the Company’s live events and a $2.6 million unfavorable impact on licensing revenue due to the adoption of the new FASB standard for revenue recognition (ASC Topic 606).

Operating Income decreased to $18.1 million from $33.9 million in the prior year quarter,  reflecting the slight increase in revenue, which was more than offset by increased operating expenses, including increases in fixed costs, the timing of various business initiatives, and higher management incentive compensation based on anticipated strong full-year results as well as the rise in the Company’s stock price. The Company’s Operating income margin was 10% as compared to 18% in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) was $35.8 million as compared to $45.6 million in the prior year quarter. The Company’s Adjusted OIBDA margin decreased to 19% from 24%.

Net Income was $33.6 million, or $0.37 per diluted share, as compared to $21.8 million, or $0.28 per diluted share, in the prior year quarter.

Effective Tax Rate was (87%) as compared to 30% in the prior year quarter driven by the recognition of $20.7 million of excess tax benefits related to the Company’s share-based compensation awards at vesting, as compared to $1.6 million in the prior year quarter. Excluding this discrete tax item, our effective tax rate was 28% in the current year quarter as compared to 35% in the prior year quarter. The tax benefit recorded during the current year is driven by the increase in the Company’s stock price between the original grant date of the awards and their subsequent vesting date in the third quarter of 2018. Further impacting the decline in the effective tax rate was the reduction of the federal corporate income tax rate as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which was enacted on December 22, 2017.

Cash flows generated by operating activities reached $44.7 million and Free Cash Flow totaled $35.5 million as compared to $27.2 million and $22.0 million, respectively, in the prior year quarter.5 The growth in both measures was primarily due to the favorable timing of working capital.

Year-to-date 2018 Consolidated Results

For the nine months ended September 30, 2018, revenues increased 12% to $657.7 million from $589.4 million. Operating income increased 26% to $61.1 million from $48.6 million, and Adjusted OIBDA increased 20% to $114.5 million from $95.1 million. Net income increased 110% to $58.4 million ($0.66 per diluted share) from $27.8 million ($0.36 per diluted share) in the prior year period.

Cash flows generated by operating activities reached $121.5 million and Free Cash Flow totaled $100.1 million as compared to $41.0 million and $23.3 million, respectively, in the prior year period.5 The growth in both measures was primarily due to improved operating performance and favorable timing of working capital.

Cash, cash equivalents and short-term investments were approximately  $316 million as of September 30, 2018, and the Company estimates debt capacity under its revolving line of credit of approximately $100 million.

The schedule below reflects WWE’s performance by operating segment (in millions):1

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Revenues:
Media	$142.1	$130.8	$478.1	$389.2
Live Events	26.7	31.6	109.8	116.5
Consumer Products	19.6	24.0	69.8	83.7
Total Net Revenues	$188.4	$186.4	$657.7	$589.4

Operating Income:
Media	$39.3	$42.9	$107.2	$67.7
Live Events	(1.1)	3.1	15.2	23.9
Consumer Products	2.8	7.3	13.4	27.2
Corporate	(22.9)	(19.4)	(74.7)	(70.2)
Total Operating Income	$18.1	$33.9	$61.1	$48.6

Adjusted OIBDA:
Media	$50.4	$49.5	$138.5	$92.4
Live Events	0.2	3.6	18.5	25.8
Consumer Products	4.0	7.8	17.8	29.3
Corporate	(18.8)	(15.3)	(60.3)	(52.4)
Total Adjusted OIBDA	$35.8	$45.6	$114.5	$95.1

Basis of Presentation

For the nine months ended September 30, 2017, Operating income included $5.6 million in expenses primarily related to certain legal matters and other contractual obligations, and $3.2 million in film impairment charges. As these items impact the comparability of results on a year-over-year basis, they have been excluded from the Company’s 2017 Adjusted OIBDA. A reconciliation of 2018 Adjusted OIBDA to Operating income (GAAP) for the three and nine-month periods ended September 30, 2018 can be found in the supplemental schedules on pages 14-15 of this release.

For the third quarter of 2018, Net income included a $2.2 million upward adjustment of an equity investment which was recorded below Operating income as a gain on investment. For the nine-month period ended September 30, 2018, Net income included a $0.8 million net impairment on investment which was recorded below Operating income as a loss on investment. A reconciliation of Net Income to Adjusted Net Income for the three and nine-month periods ended September 30, 2018 and 2017 can be found in the supplemental schedule on page 13 of this release.

Third-Quarter Results by Operating Segment

Media

Revenues increased 9% to $142.1 million,  primarily due to the contractual escalation of core content rights fees, namely license fees associated with the Company’s flagship programs Raw and SmackDown, as well as the production and monetization of programming reflected in “Other,” including the launch of Miz & Mrs, an original series which debuted on USA Network, and the season eight premiere of Total Divas. Additionally, the growth in Media revenue reflected increased sales of advertising and sponsorships across platforms, and the continued growth of WWE Network that yielded a 9% increase in average paid subscribers to more than 1.66 million.

	Three Months Ended
	September 30,
	2018	2017
Revenues:
Network (including pay-per-view)	$49.5	$48.3
Core content rights fees [6]	65.9	60.4
Advertising and sponsorship	15.0	13.0
Other [7]	11.7	9.1
Total Revenues	$142.1	$130.8

Operating income declined to $39.3 million from  $42.9 million in the prior year quarter as the growth in revenue was more than offset by increased production costs associated with changes in product mix and, more significantly, by increases in accrued management incentive compensation, based on anticipated strong full-year results and the rise in the Company’s stock price.

Adjusted OIBDA increased to $50.4 million from  $49.5 million in the prior year quarter.

Key Highlights: During the quarter, WWE continued to produce compelling content, monetize new opportunities across platforms, and optimize its future distribution. Monday Night Raw and SmackDown Live remained the highest-rated programs on USA Network, which broadcast the 1,000th episode of SmackDown Live on October 16, 2018. Extending its reach on television, WWE completed its third captivating season of Total Bellas, successfully launched a popular new series, Miz & Mrs., and recently premiered the eighth season of Total Divas. On the Company’s streaming service, WWE Network, live in-ring content and original series continued to drive viewer engagement. Among the network’s most viewed programs were its marquis pay-per-view event, SummerSlam, and the women’s tournament, Mae Young Classic 2018, which culminates in the first-ever all women’s pay-per-view event, WWE Evolution (October 28, 2018). In October, the Company continued to expand its offering of live in-ring content with the launch of a new weekly series, NXT UK, and the staging of WWE Super Show-Down, which was among the most viewed programs to-date in 2018. For its social and digital platforms, the Company produced more than 170 hours of content, which were highlighted by the second season start of Mixed Match Challenge on Facebook Watch.

Live Events

Revenues declined to  $26.7 million reflecting lower average attendance at the Company’s events worldwide and a reduction in the average ticket price at events held in international markets. The year-over-year changes in ticket prices and average attendance were due, in part, to changes in the mix of venues and territories.

•

There were 90 total events (excluding NXT) in the current quarter, consisting of 86 events in North America and four events in international markets, as compared to 96 events in the prior year quarter, including 89 events in North America and seven in international markets.

•

North American ticket sales declined $2.9 million primarily due to an 8% decrease in average attendance to 4,500 and three fewer events staged during the quarter. The average ticket price of $53.68 was essentially unchanged from the prior year quarter.

•	International live event revenue declined $2.8 million driven by an 18% decrease in average attendance to 5,600 and a 13% reduction in the average ticket price at these events to $93.18.

	Three Months Ended
	September 30,
	2018	2017
Revenues:
North American ticket sales	$22.4	$25.3
International ticket sales	2.3	5.1
Advertising and sponsorship	0.4	0.4
Other [8]	1.6	0.8
Total Revenues	$26.7	$31.6

Operating income reflected a loss of $1.1 million as compared to income of $3.1 million in the prior year quarter, primarily due to the reduction in ticket sales and an increase in accrued stock compensation expense (as described above).

Adjusted OIBDA was $0.2 million as compared to $3.6 million in the prior year quarter.

Key Highlights: WWE continued to stage large-scale events for engaging its fans with live, action-packed entertainment. During the quarter, SummerSlam attracted more than 40,000 fans to the related weekend events at the Barclays Center in Brooklyn, New York. In October, WWE Super Show-Down attracted more than 70,000 attendees and became the highest attended event outside the U.S. in the past 25 years. Continuing to strengthen and diversify its global talent base, which makes such events possible, the Company announced it will hold its first-ever talent tryouts in Germany and Chile to attract talent from across Europe and Latin America, respectively.

Consumer Products

Revenues declined 18%  to $19.6 million primarily due to the adoption of a new FASB standard for revenue recognition (ASC Topic 606) that adversely impacted licensing revenue by $2.6 million and, to a lesser extent, lower sales of merchandise at WWE venues and e-commerce site, WWE Shop.

	Three Months Ended
	September 30,
	2018	2017
Revenues:
Consumer product licensing	$8.5	$11.3
eCommerce	6.8	7.2
Venue merchandise	4.3	5.5
Total Revenues	$19.6	$24.0

Operating income was $2.8 million as compared to $7.3 million in the prior year quarter reflecting the change in revenue and an increase in accrued stock compensation expense (as described above).

Adjusted OIBDA was $4.0 million as compared to $7.8 million in the prior year quarter based on the change in revenue.

Key Highlights: During the quarter, the Company continued to develop new products to serve the interests of its fans. The Company introduced WWE Custom Tees, a new component of its e-commerce website, WWE Shop, which enables fans to select apparel that reflects their preferences for color and style. Additionally, the Company continued to increase the penetration of its mobile games. As of quarter-end, the Company had more than 95 million installs across its game portfolio, led by WWE Champions and WWE Supercard and including WWE’s newest game, WWE Mayhem, which recently surpassed 15 million installs. WWE Champions generated meaningful growth following the recent addition of the Women’s division to the game.

Fourth Quarter and Full Year 2018 Business Outlook

In the first nine months of 2018, the Company achieved a 12% increase in revenue to $657.7 million and a 20% increase in Adjusted OIBDA to $114.5 million. As previously communicated, the Company anticipates meaningful revenue growth in the fourth quarter based on the escalation of content rights fees and the favorable timing of licensing revenue associated with the implementation of a new FASB standard (ASC Topic 606). The Company estimates fourth quarter 2018 Adjusted OIBDA of approximately $45 million to $55 million.3 The Company also projects average paid subscribers to WWE Network of approximately 1.56 million for the fourth quarter 2018, which contributes to growth of approximately 8% for the full year.3,9

The range of projected fourth quarter results would result in full year 2018 Adjusted OIBDA of $160 million to $170 million, which would be an all-time record consistent with the Company’s previous guidance.3

Fourth quarter and full year 2018 guidance are predicated on the staging of an event in Riyadh, Saudi Arabia on November 2, 2018.4

WWE is unable to provide a reconciliation of full year or fourth quarter guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

Financial Outlook 2019

The Company is developing its operating and financial plans for 2019 and subsequent years. Given the substantial revenue growth provided by its new U.S. distribution agreements, the Company is currently targeting Adjusted OIBDA of at least $200 million for 2019, during which the new agreements’ rates are effective for only three months.3

Management recognizes the transformative nature of these agreements and expects to provide additional long-term perspective on the Company’s strategic and financial plans after its content distribution strategies in international markets, including the U.K. and India, have been finalized. Management currently expects to finalize its content distribution plans in the U.K. by year-end 2018; and in India during the first half of 2019. The Company’s content distribution strategy could be determined either before or after these dates; therefore, current expectations should not be considered a guarantee of when future announcements will be made. The Company does not disclose the financial terms of individual agreements but expects such future announcements will provide perspective on the aggregate financial impact of its international plans.

 Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 8. A reconciliation of three and nine months ended September 30, 2018 and 2017 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on pages 14-15

(2)	Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, etc.) and WWE platforms (WWE.com and WWE App)
(3)	The Company’s business model and expected results will continue to be subject to significant execution and other risks, including those risks outlined in the Company’s Form 10-K filing with the SEC
(4)

The Company is continuing to monitor ongoing developments in the region, and there can be no assurances in this regard. If the event were to be cancelled, there could be a material adverse impact on 2018 Adjusted OIBDA guidance. While not anticipated, it is possible that a cancellation could also impact expected results beyond 2018

(5)

A reconciliation of three and nine months ended September 30, 2018 and 2017 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 16

(6)

Core content rights fees consist primarily of licensing revenues earned from the distribution of our flagship programs, Raw and SmackDown, through global broadcast, pay television and digital platforms

(7)

Other forms of media monetization reflect revenues earned from the distribution of other content, including, but not limited to, scripted, reality and other in-ring programming, as well as theatrical and direct-to-home video releases

(8)	Other Live Events includes revenue from the sale of travel packages associated with the Company’s live events, and commissions earned through secondary ticketing
(9)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization expenses directly related to the Company's revenue generating activities, including the amortization of feature film, television production and WWE Network programming assets. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA provides a meaningful representation of operating cash flows generated by our business segments, and is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income, Adjusted Net Income and Adjusted EPS presented to exclude certain material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income or other GAAP measures, such as net income or operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on October  25th to discuss the Company's earnings results for the third quarter of 2018.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 1543754).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on October 25, 2018 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 24 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: entering, maintaining and renewing major distribution agreements; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net revenues	$188.4	$186.4	$657.7	$589.4
Operating expenses	120.8	111.8	439.7	401.2
Marketing and selling expenses	23.5	18.3	73.1	60.4
General and administrative expenses	20.1	15.9	64.7	59.5
Depreciation and amortization	5.9	6.5	19.1	19.7
Operating income	18.1	33.9	61.1	48.6
Interest expense	3.6	3.5	11.8	10.7
Other income, net	3.5	0.7	3.3	2.4
Income before income taxes	18.0	31.1	52.6	40.3
(Benefit from) provision for income taxes	(15.6)	9.3	(5.8)	12.5
Net income	$33.6	$21.8	$58.4	$27.8

Earnings per share:
Basic	$0.43	$0.28	$0.75	$0.36
Diluted	$0.37	$0.28	$0.66	$0.36

Weighted average common shares outstanding:
Basic	77.8	77.0	77.4	76.6
Diluted	90.8	78.5	87.9	78.4
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.36	$0.36

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$126.1	$137.7
Short-term investments, net	189.5	159.7
Accounts receivable, net	84.4	65.3
Inventory	8.9	8.3
Prepaid expenses and other current assets	40.0	20.0
Total current assets	448.9	391.0
PROPERTY AND EQUIPMENT, NET	135.5	131.3
FEATURE FILM PRODUCTION ASSETS, NET	17.3	22.3
TELEVISION PRODUCTION ASSETS, NET	6.3	7.3
INVESTMENT SECURITIES	27.6	27.4
NON-CURRENT DEFERRED INCOME TAX ASSETS	18.8	19.0
OTHER ASSETS, NET	10.9	16.2
TOTAL ASSETS	$665.3	$614.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$5.1	$4.6
Convertible debt	181.8	—
Accounts payable and accrued expenses	94.5	77.7
Deferred income	75.9	55.9
Total current liabilities	357.3	138.2
LONG-TERM DEBT	27.0	31.0
CONVERTIBLE DEBT	—	177.9
OTHER NON-CURRENT LIABILITIES	1.8	14.5
Total liabilities	386.1	361.6
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	410.2	422.2
Accumulated other comprehensive income	1.5	2.4
Accumulated deficit	(133.2)	(172.4)
Total stockholders’ equity	279.2	252.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$665.3	$614.5

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
OPERATING ACTIVITIES:
Net income	$58.4	$27.8
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	5.9	9.1
Amortization of television production assets	20.5	13.6
Depreciation and amortization	24.1	24.3
Loss on equity investments, net	0.8	—
Services provided in exchange for equity instruments	(2.3)	(2.1)
Other amortization	4.7	4.8
Stock-based compensation	34.3	18.0
(Benefit from) provision for deferred income taxes	(2.7)	4.5
Other non-cash adjustments	1.9	0.3
Cash (used in) provided by changes in operating assets and liabilities:
Accounts receivable	(8.2)	(19.0)
Inventory	(0.6)	(1.9)
Prepaid expenses and other assets	(20.4)	(8.8)
Feature film production assets	(0.9)	(9.6)
Television production assets	(20.3)	(12.5)
Accounts payable, accrued expenses and other liabilities	9.1	(5.9)
Deferred income	17.2	(1.6)
Net cash provided by operating activities	121.5	41.0
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(21.4)	(17.7)
Purchases of short-term investments	(82.1)	(123.8)
Proceeds from sales and maturities of investments	50.8	24.0
Purchase of investment securities	(1.0)	(2.1)
Other	1.0	—
Net cash used in investing activities	(52.7)	(119.6)
FINANCING ACTIVITIES:
Repayment of debt	(3.5)	(3.7)
Dividends paid	(27.9)	(27.6)
Proceeds from borrowings under the credit facilities	—	1.4
Proceeds from borrowings on convertible notes, net of issuance costs	—	14.5
Proceeds from issuance of warrants	—	1.5
Purchase of convertible note hedge	—	(2.6)
Taxes paid related to net settlement upon vesting of equity awards	(50.7)	(9.2)
Proceeds from issuance of stock	1.7	1.5
Net cash used in financing activities	(80.4)	(24.2)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(11.6)	(102.8)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	137.7	212.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$126.1	$109.2
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$5.6	$4.6

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2018			2017
	As Reported	Gain on Investment	Adjusted	As Reported	Adjusted
Operating income	$18.1	$—	$18.1	$33.9	$33.9
Interest expense	3.6	—	3.6	3.5	3.5
Other income, net (1)	3.5	(2.2)	1.3	0.7	0.7
Income before taxes	18.0	(2.2)	15.8	31.1	31.1
(Benefit from) provision for income taxes (2)	(15.6)	(0.5)	(16.1)	9.3	9.3
Net income	$33.6	$(1.7)	$31.9	$21.8	$21.8
Earnings per share - diluted (3)	$0.37	$(0.02)	$0.35	$0.28	$0.28

	Nine Months Ended September 30,
	2018			2017
	As Reported	Loss on Investment	Adjusted	As Reported	Film Impairments	Other (4)	Adjusted
Operating income	$61.1	$—	$61.1	$48.6	$3.2	$5.6	$57.4
Interest expense	11.8	—	11.8	10.7	—	—	10.7
Other income, net (1)	3.3	0.8	4.1	2.4	—	—	2.4
Income before taxes	52.6	0.8	53.4	40.3	3.2	5.6	49.1
(Benefit from) provision for income taxes (2)	(5.8)	0.2	(5.6)	12.5	1.1	2.0	15.6
Net income	$58.4	$0.6	$59.0	$27.8	$2.1	$3.6	$33.5
Earnings per share - diluted (3)	$0.66	$0.01	$0.67	$0.36	$0.03	$0.05	$0.43

(1)

During the second quarter of 2018, the Company recorded an impairment charge of $3.0 million to write off an equity investment in a mobile video publishing business due to issues of the underlying investee company. This charge was partially offset by an upward adjustment of $2.2 million to the carrying value of an equity investment without readily determinable fair values resulting from an observable pricing event completed during the third quarter of 2018.

(2)

The reduction in the effective tax rate in the current year quarter was primarily driven by the recognition of $20.7 million of excess tax benefits related to the Company’s share-based compensation awards at vesting, as compared to $1.6 million in the prior year quarter. Excluding this discrete tax item, our effective tax rates were 28% and 35% in the three and nine-month periods ended September 30, 2018 and 2017, respectively. The tax benefit recorded during the current year is driven by the increase in the Company’s stock price between the original grant date of the awards and their subsequent vesting date in the third quarter of 2018. Further impacting the decline in the effective tax rate was the reduction of the federal corporate income tax rate as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which was enacted on December 22, 2017.

(3)

The convertible notes due 2023 had a $0.05 and $0.07 per share impact on diluted earnings per share for the three and nine months ended September 30, 2018, respectively, as the average price of our common stock exceeded the conversion and warrant prices of $24.91 per share and $31.89 per share, respectively, during the periods.

(4)	Other during the nine months ended September 30, 2017 reflects non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations within Corporate.
13

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$39.3	$3.1	$8.0	$—	$50.4
Live Events	(1.1)	—	1.3	—	0.2
Consumer Products	2.8	—	1.2	—	4.0
Corporate	(22.9)	2.8	1.3	—	(18.8)
Total	$18.1	$5.9	$11.8	$—	$35.8

	Three Months Ended September 30, 2017
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$42.9	$2.9	$3.7	$—	$49.5
Live Events	3.1	—	0.5	—	3.6
Consumer Products	7.3	—	0.5	—	7.8
Corporate	(19.4)	3.6	0.5	—	(15.3)
Total	$33.9	$6.5	$5.2	$—	$45.6

	Nine Months Ended September 30, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$107.2	$9.1	$22.2	$—	$138.5
Live Events	15.2	—	3.3	—	18.5
Consumer Products	13.4	—	4.4	—	17.8
Corporate	(74.7)	10.0	4.4	—	(60.3)
Total	$61.1	$19.1	$34.3	$—	$114.5

	Nine Months Ended September 30, 2017
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$67.7	$8.9	$12.6	$3.2	$92.4
Live Events	23.9	—	1.9	—	25.8
Consumer Products	27.2	—	2.1	—	29.3
Corporate	(70.2)	10.8	1.4	5.6	(52.4)
Total	$48.6	$19.7	$18.0	$8.8	$95.1

(1)

Other adjustments during the nine months ended September 30, 2017 include certain film impairment charges within our Media segment, and non-recurring legal matters and other contractual obligations within Corporate.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q3 2018	Q3 2018 YTD	Q4 2018	FY 2018
Adjusted OIBDA	$35.8	$114.5	$45 - $55	$160 - $170
Depreciation & amortization	(5.9)	(19.1)	—	—
Stock-based compensation	(11.8)	(34.3)	—	—
Film impairments (1)	—	—	—	—
Asset impairments (1)	—	—	—	—
Gain (losses) on operating assets (1)	—	—	—	—
Restructuring charges (1)	—	—	—	—
Other operating income items (1)	—	—	—	—
Operating income (U.S. GAAP Basis)	$18.1	$61.1	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after September 30, 2018 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$44.7	$27.2	$121.5	$41.0
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(9.2)	(5.2)	(21.4)	(17.7)
Free Cash Flow	$35.5	$22.0	$100.1	$23.3